EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2022 Results

MARIETTA, Pa., Oct. 27, 2022 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the third quarter and first nine months of 2022.

Significant items for third quarter of 2022 (all comparisons to third quarter of 2021):

  Net loss of $10.4 million, or 33 cents per Class A share, compared to $6.7 million, or 22 cents per Class A share
  Net premiums earned increased 5.0% to $206.1 million
  Net premiums written1 increased 4.7% to $206.2 million
  Combined ratio of 109.6%, compared to 107.7%, largely due to elevated weather-related and fire loss activity
  Net loss included after-tax net investment losses of $1.9 million, or 6 cents per Class A share, compared to $1.2 million, or 4 cents per Class A share
  Book value per share of $14.85 at September 30, 2022, compared to $17.21

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	% Change		2022	2021	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$206,122	$196,235	5.0%		$609,499	$575,975	5.8%
Investment income, net	8,569	7,764	10.4		24,631	22,926	7.4
Net investment (losses) gains	(2,358)	(1,570)	50.2		(10,811)	5,140	NM2
Total revenues	212,838	203,106	4.8		624,776	606,222	3.1
Net (loss) income	(10,376)	(6,712)	54.6		(5,439)	19,982	NM
Non-GAAP operating (loss) income[1]	(8,513)	(5,471)	55.6		3,102	15,922	-80.5
Annualized (loss) return on average equity	-8.4%	-4.9%	-3.5	pts	-1.4%	5.0%	-6.4	pts

Per Share Data
Net (loss) income – Class A (diluted)	$(0.33)	$(0.22)	50.0%		$(0.17)	$0.66	NM
Net (loss) income – Class B	(0.30)	(0.20)	50.0		(0.16)	0.59	NM
Non-GAAP operating (loss) income – Class A (diluted)	(0.27)	(0.18)	50.0		0.10	0.52	-80.8%
Non-GAAP operating (loss) income – Class B	(0.25)	(0.16)	56.3		0.08	0.47	-83.0
Book value	14.85	17.21	-13.7		14.85	17.21	-13.7

1The “Definitions of Non-GAAP and Financial Measures” section of this release defines data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”) and reconciles GAAP measures to such data.

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “We are strategically managing premium growth in the challenging current economic environment and continue to focus on strategies and tactics that we believe will yield long-term profit improvement. Weather-related loss activity for the third quarter of 2022 was in line with our historical run rate for the third quarter. Large fire losses had a significant adverse impact on our commercial segment quarterly results. While we did not identify any commonality among the locations or causes of the large fire losses, the increased average severity of these losses compared to the prior-year quarter reflects in part ongoing inflationary increases in the costs of labor and materials. We and other insurance carriers have experienced higher impact from fire losses in recent years compared to historical norms, and we are increasing our utilization of internal and third-party data to analytically identify underlying or emerging risk characteristics we should be considering in our new business and renewal underwriting decisions.”

Mr. Burke continued, “Overall, we remain encouraged by strong premium retention levels that were bolstered by substantial rate increases we have taken across the majority of our lines of business throughout 2022. In light of ongoing inflation impact on loss trends, we expect to continue implementing premium rate increases in the fourth quarter of 2022 and in 2023. The execution of individual state strategies during 2022 has led to higher-than-average premium growth in well-performing states and reduced exposures in underperforming states. We are refining further our state strategies for 2023 to focus on specific geographies and classes of business we have identified as most promising for profitable future growth. As earned premiums reflect higher premium rates and loss costs stabilize in future periods, we believe the ongoing execution of our strategic plan will lead to improved results. We are also making significant strides in our ongoing modernization initiatives, which we believe are positioning us well to excel in the years ahead.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and four Southwestern states (Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$127,497	$119,709	6.5%	$378,680	$344,234	10.0%
Personal lines	78,625	76,526	2.7	230,819	231,741	-0.4
Total net premiums earned	$206,122	$196,235	5.0%	$609,499	$575,975	5.8%

Net Premiums Written
Commercial lines:
Automobile	$37,330	$36,604	2.0%	$129,546	$126,417	2.5%
Workers' compensation	24,633	26,265	-6.2	86,873	89,773	-3.2
Commercial multi-peril	46,864	43,869	6.8	152,178	143,584	6.0
Other	9,357	9,157	2.2	30,964	29,578	4.7
Total commercial lines	118,184	115,895	2.0	399,561	389,352	2.6
Personal lines:
Automobile	48,472	44,711	8.4	135,700	132,014	2.8
Homeowners	34,082	30,978	10.0	90,382	84,035	7.6
Other	5,491	5,431	1.1	17,474	17,081	2.3
Total personal lines	88,045	81,120	8.5	243,556	233,130	4.5
Total net premiums written	$206,229	$197,015	4.7%	$643,117	$622,482	3.3%

Net Premiums Written

The 4.7% increase in net premiums written for the third quarter of 2022 compared to the third quarter of 2021, as shown in the table above, represents 2.0% growth in commercial lines net premiums written and 8.5% growth in personal lines net premiums written. The $9.2 million increase in net premiums written for the third quarter of 2022 compared to the third quarter of 2021 included:

  Commercial Lines: $2.3 million increase that we attribute primarily to modest new business writings, strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in regions we have targeted for profit improvement.
  Personal Lines: $6.9 million increase that we attribute to premium rate increases our insurance subsidiaries have implemented over the past four quarters, strong policy retention and new business writings in certain states where we have introduced an updated suite of products.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	66.2%	66.3%	60.4%	59.8%
Loss ratio (weather-related)	9.4	9.2	7.7	6.4
Expense ratio	33.4	31.5	34.7	33.9
Dividend ratio	0.6	0.7	0.7	0.7
Combined ratio	109.6%	107.7%	103.5%	100.8%

Statutory Combined Ratios
Commercial lines:
Automobile	107.0%	111.9%	98.7%	106.7%
Workers' compensation	105.9	109.0	93.9	96.0
Commercial multi-peril	125.0	116.9	114.9	106.5
Other	85.9	64.0	81.9	67.2
Total commercial lines	112.1	109.4	102.4	101.1
Personal lines:
Automobile	103.1	102.0	100.2	95.4
Homeowners	125.0	117.5	118.8	107.4
Other	54.6	65.4	49.9	72.2
Total personal lines	107.8	105.2	103.4	98.2
Total lines	110.1%	107.7%	102.8%	100.0%

Loss Ratio

For the third quarter of 2022, the loss ratio increased to 75.6%, compared to 75.5% for the third quarter of 2021. Weather-related losses of approximately $19.4 million, or 9.4 percentage points of the loss ratio, for the third quarter of 2022, increased from $18.0 million, or 9.2 percentage points of the loss ratio, for the third quarter of 2021. The impact of weather-related loss activity to the loss ratio for the third quarter of 2022 was in line with our previous five-year average of 9.4 percentage points for third quarter weather-related losses. We expect a minimal loss impact from the inland remnants of Hurricane Ian in late September 2022.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the third quarter of 2022 were $17.4 million, or 8.4 percentage points of the loss ratio. That amount represented a significant increase compared to the large fire losses of $12.7 million, or 6.5 percentage points of the loss ratio, for the third quarter of 2021. We experienced a $4.8 million increase in commercial property fire losses compared to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years of $6.2 million decreased the loss ratio for the third quarter of 2022 by 3.0 percentage points, compared to $4.3 million that decreased the loss ratio for the third quarter of 2021 by 2.2 percentage points. Our insurance subsidiaries experienced favorable development primarily relating to reserves for accident years 2021 and 2020 in the commercial multi-peril, commercial automobile and personal automobile lines of business.

Expense Ratio

The expense ratio was 33.4% for the third quarter of 2022, compared to 31.5% for the third quarter of 2021. The increase in the expense ratio primarily reflected higher technology costs related to our ongoing systems modernization initiatives.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 93.5% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2022.

	September 30, 2022		December 31, 2021
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$146,782	11.5%	$121,453	9.5%
Obligations of states and political subdivisions	433,740	33.9	428,814	33.6
Corporate securities	400,811	31.3	412,758	32.3
Mortgage-backed securities	215,955	16.8	237,709	18.6
Total fixed maturities	1,197,288	93.5	1,200,734	94.0
Equity securities, at fair value	46,776	3.6	63,420	5.0
Short-term investments, at cost	36,660	2.9	12,692	1.0
Total investments	$1,280,724	100.0%	$1,276,846	100.0%

Average investment yield	2.6%		2.5%
Average tax-equivalent investment yield	2.7%		2.6%
Average fixed-maturity duration (years)	6.1		4.7

Total investments at September 30, 2022 increased by $3.9 million compared to December 31, 2021, as new funds invested were largely offset by $64.0 million of unrealized losses within our available-for-sale fixed-maturity portfolio due to a substantial increase in market interest rates during the first nine months of 2022.

Net investment income of $8.6 million for the third quarter of 2022 increased 10.4% compared to $7.8 million in net investment income for the third quarter of 2021. The increase in net investment income reflected an increase in average invested assets and an increase in the average investment yield relative to the prior-year third quarter.

Net investment losses were $2.4 million for the third quarter of 2022, compared to $1.6 million for the third quarter of 2021. Net investment losses for both quarterly periods were primarily related to the net change in unrealized gains or losses in the fair value of equity securities held at the end of the respective periods.

Our book value per share was $14.85 at September 30, 2022, compared to $16.95 at December 31, 2021, with the decrease primarily related to after-tax unrealized losses within our available-for-sale fixed-maturity portfolio during the first nine months of 2022 that reduced our book value by $1.55 per share.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$206,122	$196,235	5.0%	$609,499	$575,975	5.8%
Change in net unearned premiums	107	780	-86.3	33,618	46,507	-27.7
Net premiums written	$206,229	$197,015	4.7%	$643,117	$622,482	3.3%

The following table provides a reconciliation of net (loss) income to operating (loss) income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,

	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income	$(10,376)	$(6,712)	54.6%	$(5,439)	$19,982	NM
Investment losses (gains) (after tax)	1,863	1,241	50.1	8,541	(4,060)	NM
Non-GAAP operating (loss) income	$(8,513)	$(5,471)	55.6%	$3,102	$15,922	-80.5%

Per Share Reconciliation of Net (loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income – Class A (diluted)	$(0.33)	$(0.22)	50.0%	$(0.17)	$0.66	NM
Investment losses (gains) (after tax)	0.06	0.04	50.0	0.27	(0.14)	NM
Non-GAAP operating (loss) income – Class A	$(0.27)	$(0.18)	50.0%	$0.10	$0.52	-80.8%

Net (loss) income – Class B	$(0.30)	$(0.20)	50.0%	$(0.16)	$0.59	NM
Investment losses (gains) (after tax)	0.05	0.04	25.0	0.24	(0.12)	NM
Non-GAAP operating (loss) income – Class B	$(0.25)	$(0.16)	56.3%	$0.08	$0.47	-83.0%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On October 20, 2022, we declared a regular quarterly cash dividend of $0.165 per share for our Class A common stock and $0.1475 per share for our Class B common stock, which are payable on November 15, 2022 to stockholders of record as of the close of business on November 1, 2022.

Pre-Recorded Webcast

At approximately 8:30 am EDT on Thursday, October 27, 2022, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary and a question and answer session. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, prolonged economic challenges resulting from the COVID-19 pandemic, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events, our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage exclusions, changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Loss
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2022	2021

Net premiums earned	$206,122	$196,235
Investment income, net of expenses	8,569	7,764
Net investment losses	(2,358)	(1,570)
Lease income	92	108
Installment payment fees	414	569
Total revenues	212,839	203,106

Net losses and loss expenses	155,754	148,142
Amortization of deferred acquisition costs	35,513	31,778
Other underwriting expenses	33,412	30,102
Policyholder dividends	1,239	1,287
Interest	71	210
Other expenses, net	219	217
Total expenses	226,208	211,736

Loss before income tax benefit	(13,369)	(8,630)
Income tax benefit	(2,993)	(1,918)

Net loss	$(10,376)	$(6,712)

Loss per common share:
Class A - basic and diluted	$(0.33)	$(0.22)
Class B - basic and diluted	$(0.30)	$(0.20)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	26,781,374	25,676,313
Class A - diluted	26,974,506	25,831,343
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$206,229	$197,015

Book value per common share at end of period	$14.85	$17.21

Donegal Group Inc.
Consolidated Statements of (Loss) Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2022	2021

Net premiums earned	$609,499	$575,975
Investment income, net of expenses	24,631	22,926
Net investment (losses) gains	(10,811)	5,140
Lease income	295	324
Installment payment fees	1,162	1,857
Total revenues	624,776	606,222

Net losses and loss expenses	415,246	381,319
Amortization of deferred acquisition costs	104,867	95,060
Other underwriting expenses	106,753	100,113
Policyholder dividends	4,177	4,211
Interest	464	739
Other expenses, net	991	962
Total expenses	632,498	582,404

(Loss) income before income tax (benefit) expense	(7,722)	23,818
Income tax (benefit) expense	(2,283)	3,836

Net (loss) income	$(5,439)	$19,982

Net (loss) income per common share:
Class A - basic and diluted	$(0.17)	$0.66
Class B - basic and diluted	$(0.16)	$0.59

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	26,216,215	25,265,448
Class A - diluted	26,362,723	25,443,911
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$643,117	$622,482

Book value per common share at end of period	$14.85	$17.21

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2022	2021
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$696,392	$668,105
Available for sale, at fair value	500,896	532,629
Equity securities, at fair value	46,776	63,420
Short-term investments, at cost	36,660	12,692
Total investments	1,280,724	1,276,846
Cash	26,661	57,709
Premiums receivable	181,745	168,863
Reinsurance receivable	451,847	455,411
Deferred policy acquisition costs	74,384	68,028
Prepaid reinsurance premiums	165,713	176,936
Receivable from Michigan Catastrophic Claims Association	-	18,113
Other assets	55,778	33,269
Total assets	$2,236,852	$2,255,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,108,126	$1,077,620
Unearned premiums	595,353	572,958
Accrued expenses	4,311	4,029
Borrowings under lines of credit	35,000	35,000
Cash refunds due to Michigan policyholders	-	18,113
Other liabilities	12,859	16,419
Total liabilities	1,755,649	1,724,139
Stockholders' equity:
Class A common stock	298	288
Class B common stock	56	56
Additional paid-in capital	321,364	304,889
Accumulated other comprehensive (loss) income	(46,971)	3,284
Retained earnings	247,682	263,745
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	481,203	531,036
Total liabilities and stockholders' equity	$2,236,852	$2,255,175